Exhibit 5.1

September 29, 2005	Michele D. Vaillancourt
(612) 604-6681
mvaillancourt@winthrop.com

MathStar, Inc.
5900 Green Oak Drive
Minnetonka, MN 55343

Re:                               Form S-1 Registration Statement

Gentlemen:

We have acted as legal counsel for MathStar, Inc. (the “Company”) in connection with the preparation of a Form S-1 Registration Statement (the “Original Registration Statement”) filed on August 3, 2005 with the Securities and Exchange Commission.  The Original Registration Statement is being amended by the Company by Amendment No. 1 to the Registration Statement filed on September 9, 2005 and Amendment No. 2 to Registration Statement filed on September 29, 2005 (the Original Registration Statement, as so amended, is herein referred to as the “Registration Statement”).  We have also acted as legal counsel to the Company in connection with the preliminary prospectus to be used in conjunction with the Registration Statement (the “Prospectus”).  The Registration Statement and the Prospectus relate to the registration under the Securities Act of 1933, as amended, of the offer and sale by the Company of 4,600,000 newly-issued shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), to be sold in the manner described in the Registration Statement.

In connection therewith, we have examined (a) the Certificate of Incorporation and Bylaws of the Company; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement and the Prospectus.  In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.
2.	The Shares are validly authorized by the Company’s Certificate of Incorporation and are validly issued, fully paid, and non-assessable.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/ Michele D. Vaillancourt
Michele D. Vaillancourt